Exhibit 10.32
DEDICATION AGREEMENT
This Dedication Agreement (this “Agreement”) is made as of the 23rd day of December, 2020 to be effective as of January 1, 2021 (the “Effective Date”), between Colorado River LLC, a Delaware limited liability company (“Buyer”), and Noble Energy, Inc., a Delaware corporation (“Producer”) and, solely for the purposes of Section 2.4(a)(iii), Section 2.4(f), Section 2.4(g), Section 4.1 and Article 7 (other than Section 7.6), Wattenberg Holding, LLC (“Lessor”). Buyer and Producer are sometimes herein referred to individually as a “Party” and collectively as the “Parties”; provided that for purposes of Article 7 (other than Section 7.6), Lessor shall also be a Party.
WITNESSETH:
WHEREAS, Lessor owns and operates a crude oil pipeline system that is commonly referred to as the Wattenberg Oil Trunkline (together with all ancillary facilities and equipment, the “Pipeline Assets”);
WHEREAS, Lessor and Buyer have entered into that certain Pipeline Capacity Lease, dated as of the Effective Date (the “Capacity Lease”), whereby Buyer has initially leased 70,000 Barrels per day of capacity on the Pipeline Assets, subject to the terms and conditions set forth therein;
WHEREAS, Buyer and Producer have entered into that certain Crude Oil Purchase and Sale Agreement, dated as of the Effective Date (the “Buy-Sell Agreement”), whereby Producer will sell and Buyer will purchase the Dedicated Production for further delivery onto the Pipeline Assets, subject to the terms and conditions set forth therein; and
WHEREAS, Buyer will transport crude oil, including the Dedicated Production, on the Pipeline Assets pursuant to the Capacity Lease;
NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Parties, intending to be legally bound, agree as follows:
Article 1
Definitions
Section 1.1Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:
(a)“Acknowledgment and Assumption” has the meaning given to it in Section 6.1(c).
(b)“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, whether by contract, voting power, or otherwise, such Person. The word “control” means the right to direct, whether by means of the holding of shares or the possession of voting power, via contract or otherwise, the affairs of such Person. Without limiting the foregoing, a Person is deemed to be an Affiliate of another specified Person if such Person owns 50% or more of the voting securities of the specified Person, or if the specified Person owns 50% or more of the voting securities of such Person. For the purpose of this Agreement, (i) Buyer and its Controlled Affiliates are not Affiliates of Producer and (ii) Buyer’s only Affiliates under this Agreement are Buyer’s Controlled Affiliates.
(c)“Agreement” has the meaning given to it in the preamble.
(d)“Ancillary Pipeline Equipment” has the meaning given to it in Section 2.1(b)(ii).
(e)“Applicable Law” means all local, state and federal constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, regulations, codes, and ordinances issued by any Governmental Authority, including judicial or administrative orders, consents, decrees, judgments and determinations by, or interpretations of any of the foregoing by, any Governmental Authority, having jurisdiction over the matter in question that are applicable to the Parties or this Agreement.
(f)“Barrel” means 42 United States gallons (each 231 cubic inches) at a temperature corrected to 60º Fahrenheit.
(g)“Buy-Sell Agreement” has the meaning given to it in the recitals.
(h)“Buyer” has the meaning given to it in the preamble.
(i)“Buyer Group” means Buyer and its Controlled Affiliates, and their respective contractors, subcontractors, invitees, officers, directors, managers, members or other owners, and employees. For purposes of this definition, an employee shall be considered to be solely the employee of his or her nominal employer, regardless of whether considered under Applicable Law or otherwise to be or also to be the employee of another Party, and a Party cannot be a member of another Party’s Group.
(j)“Capacity Lease” has the meaning given to it in the recitals.
(k)“Claims” means any and all demands, claims, judgments, obligations, liabilities, liens, causes of action, lawsuits, arbitrations, mediations, investigations or proceedings (whether at law or in equity).
(l)“Chevron Group” means Chevron U.S.A. Inc. and its Affiliates other than Producer and its Controlled Affiliates or Buyer and its Controlled Affiliates.
(m)“Conflicting Dedication” means (i) as to the Interests owned by Producer or an Affiliate of Producer (other than any Affiliate that is a member of the Chevron Group) pertaining to land within the Dedicated Area as of the Effective Date, all dedications or commitments of whatever title or form for Product gathering, transportation, take-in-kind rights, sale or exchange burdening such Interests, or the production therefrom, on any transportation, gathering system or similar system downstream of the Wells Ranch CGF or any other point that is an Origin Point hereunder other than the Pipeline Assets that exist as of the Effective Date, and (ii) as to any Interests acquired by Producer or an Affiliate of Producer (including any Affiliate that is a member of the Chevron Group) pertaining to land within the Dedicated Area after the Effective Date, all dedications or commitments of whatever title or form for Product gathering, transportation, take-in-kind rights, sale or exchange burdening such Interests, or the production therefrom, on any transportation, gathering system or similar system downstream of the Wells Ranch CGF or any other point that is an Origin Point hereunder other than the Pipeline Assets that exist as of the Effective Date or the time of any such acquisition, in each case that would preclude Producer or its Affiliate from complying with the Dedications hereunder. No dedication of acreage shall constitute a Conflicting Dedication if Producer’s or its Affiliates’ requirement under such dedication is to deliver Product from any Destination Point or to deliver Product upstream of the Origin Points, so long as such dedication does not preclude Producer’s or its Affiliate’s compliance with the Dedications hereunder.
(n)“Control” (including the term “Controlled”) means (i) with respect to any Person, the definition set forth in the definition of Affiliate above and (ii) (A) with respect to any Product, such Product produced from the Dedicated Interests existing as of the Effective Date with respect to which Producer or any Affiliate (other than a member of the Chevron Group) has the contractual right or obligation (pursuant to a marketing, agency, operating, unit, or similar agreement) to market such Product and Producer or its Affiliate (other than a member of the Chevron Group) markets such Product on behalf of the applicable Third Party or Affiliate or (B) with respect to any Product, such Product produced from the Dedicated Interests acquired after the Effective Date with respect to which Producer or any Affiliate has the contractual right or obligation (pursuant to a marketing, agency, operating, unit or similar agreement) to market such Product and Producer or its Affiliate markets such Product on behalf of the applicable Third Party or Affiliate.
(o)“Dedicated Area” means the geographic area depicted and described on Exhibit A.
(p)“Dedicated Interests” means all Interests in, arising from or pertaining to lands within the Dedicated Area (i) that are owned by Producer or any of its Affiliates (excluding Affiliates that are members of the Chevron Group) as of the Effective Date or that are acquired by Producer or any of its Affiliates (including any Affiliate that is a member of the Chevron Group) after the Effective Date and (ii) where the Wells thereon and production therefrom is or will be connected to the Wells Ranch CGF.
(q)“Dedicated Production” means all volumes of Product (i) owned and Controlled or Controlled by Producer or any of its Affiliates, (ii) produced from Wells operated by Producer or any of its Affiliates and located in the Dedicated Area (or located outside the Dedicated Area but having the bottom of the wellbore located in the Dedicated Area by way of directional or slant drilling) and connected to, and gathered by the operator or owner of the Wells Ranch CGF at, the Wells Ranch CGF and (iii) which are not subject to a Conflicting Dedication, provided that “Dedicated Production” does not include any volume of Product produced as a result of an Interest owned as of the Effective Date by an Affiliate of Producer that is a member of the Chevron Group and does not include any volume of Product that is delivered to Producer’s or any of its Affiliates’ lessors or holders of other burdens on production in the form of royalties or otherwise to the extent required to satisfy the terms of oil and gas leases, operating agreements and other applicable instruments.

(r)“Dedications” means the Product Dedication and the Real Property Dedication together, and “Dedication” means the Product Dedication or the Real Property Dedication, as applicable.
(s)“Delta Acreage” has the meaning given to it in Section 6.2(a).
(t)“Destination Point” means the inlet flange of the Rose Rock Platteville Terminal.
(u)“Easement” has the meaning given to it in Section 2.1(b)(ii).
(v)“Effective Date” has the meaning given to it in the preamble.
(w)“Force Majeure” means any event or occurrence beyond the reasonable control of Lessor, which by the exercise of due diligence and reasonable care Lessor is unable to prevent or overcome, that delays or prevents Lessor from performing its obligations under the Capacity Lease, including the following (to the extent the foregoing requirements are met): (i) natural phenomena and acts of God such as storms, floods, fires, lightning, freezes, landslides, hurricanes, extreme heat, washouts, pandemics, and earthquakes; (ii) strikes, lockouts, boycotts, picketing, labor or other industrial disturbance; (iii) acts of public enemy, wars, terrorist acts, blockages, insurrections, civil disturbances or riots; (iv) the order of any governmental, administrative or regulatory entity, authority, commission, board, agency, instrumentality, bureau or political subdivision, and any court, tribunal or judicial or arbitral body (whether national, federal, state or local or, in the case of an arbitral body, whether governmental, public or private), having jurisdiction over the subject matter of the Capacity Lease, Buyer or Lessor or their respective assets, having jurisdiction while the same is in force and effect; (v) explosions, breakage, accidental damage to lines of pipe, machinery, equipment or storage tanks; and (vi) events of force majeure declared by a third party that interfere with performance under the Capacity Lease, provided that such events of force majeure would otherwise qualify as a Force Majeure event hereunder or under the Capacity Lease if such event directly occurred with respect to Lessor; provided, however, Force Majeure shall not include any of the following acts or events: (A) changes in costs of materials or product or (B) Lessor’s inability to economically perform its obligations under the Capacity Lease, including Lessor’s inability or failure to pay amounts accruing hereunder or thereunder. The failure of Lessor to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within Lessor’s control.
(x)“Governmental Authority” means any governmental, administrative or regulatory entity, authority, commission, board, agency, instrumentality, bureau or political subdivision, and any court, tribunal or judicial or arbitral body (whether national, federal, state or local or, in the case of an arbitral body, whether governmental, public or private), having jurisdiction over the subject matter of this Agreement, any Party or its respective assets.
(y)“Group” means Buyer Group or Producer Group, as applicable.
(z)“Inbound Acreage” has the meaning given to it in Section 6.2(a).
(aa)“Interests” means any rights, titles or interests in crude oil in the ground, whether any such interest is a fee interest, a defeasible fee interest under an oil and gas lease or otherwise, and any other rights to crude oil, including the rights to explore for, develop and produce them, whether arising from ownership of the mineral interests outright, under mineral leases or under any pooling, unitization or communitization agreements.
(bb)    “Interruption Condition” has the meaning given to it in Section 2.4(b).
(cc)    “Lease Acres” has the meaning given to it in Section 6.2(b)(i).
(dd)    “Lessor” has the meaning given to it in the preamble.
(ee)    “Losses” means any Claims, liabilities, losses (including first party losses), fines, penalties, interest, damages, costs and expenses (including reasonable attorneys’ fees, experts’ fees and expenses reasonably incurred in defending against any such action, proceeding or investigation) arising from or related to an injury, illness, death, property damage, property loss or environmental pollution or contamination, and any other costs associated with control, removal, restoration and cleanup of pollution or contamination.
(ff)    “Memorandum” has the meaning given to it in Section 2.6.
(gg)    “NEI” means Noble Energy, Inc.
(hh)    “Net Acres” means (i) with respect to any oil and gas lease, (A) the number of gross acres in the lands covered by such oil and gas lease, multiplied by (B) the undivided percentage interest in crude oil covered by such oil and gas lease, multiplied by (C) the applicable Person’s working interest in such oil and gas lease, and (ii) with respect to any mineral fee interest, (A) the number of gross acres in the lands covered by such mineral fee interest, multiplied by (B) the undivided percentage interest of the applicable Person in crude oil in such lands.
(ii)    “Net Revenue Acres” has the meaning given to it in Section 6.2(b)(i).
(jj)    “Origin Point” means the origination point for the Pipeline Assets located in Briggsdale, Colorado and any additional origin points added pursuant to the terms of the Capacity Lease.
(kk)    “Outbound Acreage” has the meaning given to it in Section 6.2(a).
(ll)    “Party” or “Parties” has the meaning given to it in the preamble.
(mm)    “Permitted Swap” has the meaning given to it in Section 6.2(a).
(nn)    “Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.
(oo)    “Pipeline Assets” has the meaning given to it in the recitals.
(pp)    “Producer” has the meaning given to it in the preamble.
(qq)    “Producer Group” means Producer and its Affiliates, and their respective contractors, subcontractors, invitees, officers, directors, managers, members or other owners, and employees. For purposes of this definition, an employee shall be considered to be solely the employee of his or her nominal employer, regardless of whether considered under Applicable

Law or otherwise to be or also to be the employee of another Party, and a Party cannot be a member of another Party’s Group.
(rr)    “Producer Knowledge Parties” means Hodge Walker, Vice President of the Rockies Business Unit.
(ss)    “Producer Lease” has the meaning given to it in Section 2.4(f).
(tt)    “Producer Successor” has the meaning given to it in Section 6.2(a).
(uu)    “Product” means the crude oil produced from oil or gas wells, in its natural form.
(vv)    “Product Dedication” means the dedication and commitment made by Producer in Section 2.1(a).
(ww)    “Proposed Transaction” has the meaning given to it in Section 6.2(b).
(xx)    “Real Property Dedication” has the meaning given to it in Section 2.1(b)(i).
(yy)    “Release Condition” has the meaning given to it in Section 2.4(a).
(zz)    “Rose Rock Platteville Terminal” means the crude oil terminal owned by Rose Rock Midstream Crude L.P. located in Platteville, Colorado.
(aaa)    “Step-In Right” has the meaning given to it in Section 2.4(f).
(bbb)    “Step-In Right Notice” has the meaning given to it in Section 2.4(f).
(ccc)    “Subject Release Condition” has the meaning given to it in Section 2.4(f).
(ddd)    “Term” has the meaning given to it in Section 4.1.
(eee)    “Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.
(fff)    “Third Party Transfer” has the meaning given to it in Section 6.1(c).
(ggg)    “Transportation Area” means all portions of the surface of the Dedicated Area in which Producer or any Affiliate of Producer has any rights by way of easement, implied easement, right-of-way or other right, whether such right arises under an oil and gas lease, easement agreement, deed reservation or other agreement, statute, common law or otherwise, in law or in equity.
(hhh)    “Well” means any well classified as an oil and gas well by the Colorado Department of Natural Resources.
(iii)    “Wells Ranch CGF” means the centralized gathering facility in Weld County, Colorado, owned, as of the Effective Date, by Buyer.
Section 1.2Other Terms. Words and phrases that have established trade or technical meanings shall be construed in accordance with said meanings when used in this Agreement,

unless (a) the context in which they are used otherwise requires, or (b) they are otherwise defined.
Section 1.3References and Rules of Construction. The following rules of construction shall govern the interpretation of this Agreement: (a) “days,” “months,” and “years” shall mean calendar days, months and years unless otherwise indicated; (b) “including” means “including, but not limited to,” and does not limit the preceding word or phrase; (c) section titles do not affect interpretation; (d) “hereof,” “herein,” and “hereunder” and words of similar meaning refer to this Agreement as a whole and not to any particular provision of this Agreement; and (e) no rule of construction interpreting this Agreement against the drafter shall apply. The Parties acknowledge and agree that they and their representatives have each had the opportunity to participate equally in the negotiations and preparation of this Agreement and have had the opportunity to consult legal counsel regarding the terms hereof.
Article 2
Product Dedication and Real Property Dedication
Section 2.1Producer’s Dedications.
(a)Product Dedication. During the Term, Producer dedicates, declares, pledges and commits (and has caused and shall cause its Affiliates to dedicate, declare, pledge and commit) to sell and deliver to Buyer, in accordance with the Buy-Sell Agreement, all of the Dedicated Production that is produced and saved and agrees not to sell, transfer or convey (and shall cause its Affiliates not to sell, transfer or convey) any of such Dedicated Production to any other Third Party gatherer, purchaser, marketer, or other Person prior to sale and delivery to Buyer at the Origin Points, in each case to the extent such delivery or sale would preclude Producer from complying with the Dedications hereunder. Beginning on the Effective Date and continuing during the Term, Producer shall not (and shall cause its Affiliates not to) enter into any agreement that would give Control over any Dedicated Production to any Person other than Buyer or its Affiliates, unless such Person acknowledges in writing that all such Dedicated Production and the related Dedicated Interests shall continue to be subject to the Buy-Sell Agreement and this Agreement for the remainder of the Term, except as provided in Article 6 and Section 2.4(f). Producer shall exercise reasonable efforts to continue to Control the Dedicated Production that is Controlled by Producer or its Affiliates (excluding the Chevron Group) as of the Effective Date or which may be subsequently Controlled by Producer or its Affiliates (including Chevron Group) during the Term (and shall cause its Affiliates to use reasonable efforts to continue to Control the Dedicated Production that is Controlled by such Affiliates as of the Effective Date (excluding the Chevron Group) or may be subsequently Controlled (including the Chevron Group) during the Term). Subject to the foregoing, Producer shall not (and shall cause its Affiliates not to) take any actions or make any omissions where the primary purpose or the primary result is to circumvent the Dedications made hereunder by delivering Dedicated Production to an Affiliate or a Third Party contrary to the terms herein.
(b)Real Property Dedication and Easement.
(i)During the Term, Producer hereby dedicates and commits (and shall cause its Affiliates to dedicate and commit) the Dedicated Interests to Buyer for the performance of the

Buy-Sell Agreement and, prior to the Destination Point, Producer hereby grants, bargains, sells, conveys, transfers, assigns and delivers unto Buyer the sole and exclusive right to purchase Dedicated Production therefor. The grant and dedication under this Section 2.1(b) (the “Real Property Dedication”) is a servitude in the nature of a real covenant that is intended to burden all of the right, title and interest of Producer and (A) as of the Effective Date, its Affiliates (excluding Chevron Group) and (B) after the Effective Date, its Affiliates (including Chevron Group), as applicable, in, under and with respect to the Dedicated Interests. Without limiting Section 2.3, the Parties acknowledge that the dedication of the Dedicated Interests to the performance of the Buy-Sell Agreement restricts Producer’s ability to use the Dedicated Interests for any purpose other than in compliance with this Agreement and in compliance with its obligations under the Buy-Sell Agreement, in each case to the extent expressly set forth in this Agreement and the Buy-Sell Agreement, as applicable.
(ii)To the extent that Producer or any of its Affiliates may lawfully and is contractually permitted to do so without the incurrence of any expenses (other than de minimis expenses) (unless the other Party agrees to reimburse Producer for such expense), Producer hereby grants, bargains, sells, conveys, transfers, assigns and delivers unto Buyer a non-exclusive easement (the “Easement”) in, on, under, over, across and through the Transportation Area for the purpose of (A) installing, constructing, operating, inspecting, repairing, maintaining, disconnecting, and removing all or any portion of any pipelines, meters and other facilities and equipment (collectively, the “Ancillary Pipeline Equipment”) used by Buyer to transport Dedicated Production to a Destination Point or as otherwise may be necessary for the performance of this Agreement or the Buy-Sell Agreement, as applicable, and (B) access to and from the Ancillary Pipeline Equipment. In exercising their rights under the Easement, Buyer (1) will not cause a breach by Producer or its Affiliates under the terms of, and will otherwise comply in all material respects with, all easement agreements, right-of-way agreements, oil and gas leases and other agreements to which Producer or any of its Affiliates is a party that give rise to Producer’s and its Affiliates’ right to grant the Easement, (2) will not unreasonably interfere with Producer’s or any of its Affiliates’ exploration, drilling or other operations with respect to the Dedicated Interests or rights of owners in fee with respect to applicable lands, and (3) will be subject to Producer’s and its Affiliates’ safety and other reasonable access requirements. Unless otherwise approved in writing by Producer, Buyer will not grant a subeasement or license over the Transportation Area to any Third Party or otherwise allow any Third Party to use the Easement, and Buyer will not utilize the Easement for the benefit of any Third Party; provided that upon request by Buyer Producer shall approve a subeasement to Lessor as required for Lessor to perform its obligations under the Capacity Lease (solely to the extent related to Producer’s Product, unless otherwise agreed in writing by Producer).
Section 2.2Conflicting Dedications.
(a)Producer and its Affiliates shall have the right to comply with (i) in the case of a permitted assignee of Producer or its Affiliate in accordance with Article 6, each of the Conflicting Dedications, as of the effective date of such assignment and (ii) any other Conflicting Dedication applicable as of the Effective Date or, in the case of subsequently acquired oil and gas leases or mineral interests, the date of acquisition of any oil and gas leases or mineral interests that are acquired by Producer or its Affiliates after the Effective Date and otherwise would have become subject to the Dedications hereunder (but Producer or its Affiliates may not enter into any new Conflicting Dedications in connection with such acquisition beyond acknowledging or assuming pre-existing dedications applicable to such acquired oil and gas leases or mineral interests). Producer and its Affiliates shall have the right to comply with a Conflicting Dedication until the first day of the month following the termination of such Conflicting Dedication. Producer shall not (and shall cause its Affiliates not to) extend or renew any Conflicting Dedication and shall (and shall cause its Affiliates to) terminate each Conflicting Dedication as soon as permitted under the underlying contract without causing Producer or its Affiliates to incur any costs or expenses (other than de minimis costs or expenses which shall under no circumstance include any costs or expenses required to be paid to a Third Party counterparty to a Conflicting Dedication for the purposes of the early cancellation or termination of a Conflicting Dedication), in each case unless Buyer agrees to reimburse Producer or such Affiliate therefor in which case Producer shall (and shall cause its Affiliates to) terminate each Conflicting Dedication as soon as permitted under the underlying contract. Except for acknowledging or assuming pre-existing dedications pursuant to clause (ii) above, Producer shall not (and shall cause its Affiliates not to) enter into any new Conflicting Dedication, provided that this prohibition shall not apply to any Interests in the Dedicated Area held by any member of the Chevron Group as of the Effective Date.
(b)To the extent Producer claims that a Conflicting Dedication exists with respect to the sale and delivery of Product from specified Dedicated Interests, Buyer shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements applicable to such Conflicting Dedication.
Section 2.3Producer’s Reservation. Notwithstanding anything else herein to the contrary, Producer reserves the following rights respecting Dedicated Production and Dedicated Interests for itself and its Affiliates:
(a)to operate (or cause to be operated) Wells producing Dedicated Production in its sole and absolute discretion, including the right to drill new Wells, repair and rework old Wells, temporarily shut in Wells, renew, extend, terminate, surrender or release in whole or in part (including with respect to any portion of the acreage thereunder), any oil and gas lease or term mineral interest, or cease or reduce production from or abandon any Well for any reason;
(b)to use the Dedicated Production for the operation of Wells and leasehold equipment appurtenant to the Wells within the Dedicated Interests; and
(c)to pool, communitize or unitize Producer’s or any of its Affiliate’s interests with respect to Dedicated Production; provided that Producer’s or such Affiliate’s share of Dedicated Production produced from such pooled, communitized, or unitized interests shall be committed and dedicated pursuant to this Agreement.
Section 2.4Releases from Dedications.
(a)Permanent Releases. Buyer shall, upon written notice from Producer, permanently release from the Dedications and the grant of the Easement any Dedicated Interests and the Dedicated Production produced therefrom as selected by Producer, acting reasonably given the geography of the Dedicated Area, from which there is average daily production, over the immediately prior six months starting on the date of the event that gave rise to the Release Condition, approximately equal to the Dedicated Production affected by one or more of the Release Conditions. Producer and its Affiliates may sell or deliver any Dedicated Production released from the Dedications pursuant to this Section 2.4(a) to a Third Party, and may dedicate, declare, pledge and commit the Dedicated Interests released from the Dedications pursuant to this Section 2.4(a) to a Third Party, as Producer or its Affiliate shall determine in its sole and absolute discretion immediately upon such release. Each of the following is a “Release Condition”:
(i)expiration of the Term or earlier termination of this Agreement;
(ii)Buyer’s failure to purchase Product under the Buy-Sell Agreement due to Buyer’s material default (other than due to Producer’s non-compliance) that remains uncured for 90 consecutive days or more;
(iii)the occurrence of an event of Force Majeure declared by Lessor under the Capacity Lease and this Agreement by notice to Producer and Buyer hereunder and then subsequently declared by Buyer under the Buy-Sell Agreement as a result thereof that continues for 365 or more consecutive days, in which event Producer may elect in writing to have the applicable Dedicated Production and Dedicated Interests permanently released hereunder upon no less than 30 days’ written notice; provided that as soon as practicable after the commencement of the Force Majeure, Lessor shall use commercially reasonable efforts to remedy the Force Majeure event or condition with all reasonable dispatch, shall give notice to Buyer and Producer of the termination of the Force Majeure event, and shall resume performance under the Capacity Lease of any suspended obligation promptly after termination of such Force Majeure event; provided further that if Lessor reasonably and in good faith determines that it is uneconomic to, and Lessor is not going to, remedy the Force Majeure event, then Lessor shall promptly notify Producer and Buyer and Producer may elect in writing to have the applicable Dedicated Production and Dedicated Interests permanently released hereunder upon no less than 30 days’ written notice;
(iv)subject to Section 2.4(f), the occurrence of an event of Force Majeure (as defined in the Buy-Sell Agreement) related to the Wells Ranch CGF declared by Buyer under the Buy-Sell Agreement that continues for 120 or more consecutive days, in which event Producer may elect in writing to have the applicable Dedicated Production and Dedicated Interests permanently released hereunder upon no less than 90 days’ written notice to Buyer; and
(v)pursuant to Section 6.2 with respect to a permitted transfer of Dedicated Interests free of the terms, conditions and obligations of this Agreement.
(b)Temporary Releases. There shall be a temporary release from the Dedications and the grant of the Easement upon the occurrence of one or more of the Interruption Conditions, and Buyer shall release from the Dedications and the grant of the Easement any Dedicated Production, to the extent affected by one or more of the Interruption Conditions, subject to Section 2.4(c). The temporary release shall take effect immediately upon notice from Producer to Buyer (which notice may initially be oral and shall be confirmed in writing (including by e-

mail) to Buyer within 72 hours thereof), of the occurrence of any Interruption Conditions. Each of the following is an “Interruption Condition”:
(i)If Producer or its Affiliates are ready and willing to tender Product and Buyer fails to accept or purchase such Product under the Buy-Sell Agreement for any reason other than directly due to Producer’s non-compliance with the Buy-Sell Agreement (including Producer’s non-compliance due to its failure to make necessary arrangements at or downstream of the Destination Point);
(ii)Buyer’s rejection of Product that does not meet the specifications set forth in the Buy-Sell Agreement; provided that the Parties shall reasonably cooperate with respect to Lessor’s ability to transport such Product on the Pipeline Assets; or
(iii)Lessor’s election under Section 2.4(f) to exercise its Step-In Right.
(c)Mechanics of Temporary Releases.
(i)Producer and its Affiliates may sell or deliver any Dedicated Production temporarily released from the Dedications pursuant to Section 2.4(b) to a Third Party as of the date of such temporary release, subject to Section 2.4(c)(ii) below.
(ii)Temporary releases under Section 2.4(b)(i) shall continue until the first day of the month after the month during which the failure to accept or purchase Product is cured; provided that, if such Dedicated Production was sold to a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of such release, then for releases of (A) less than 30 consecutive days, such release shall continue until the first day of the month that is at least 15 days after the event or condition that gave rise to the temporary cessation of acceptance or purchases has been corrected and (B) 30 consecutive days or more, such release shall continue until the earlier of (1) the first day of the month that is six months after the event or condition that gave rise to the temporary cessation of acceptance or purchases has been corrected and (2) the first day of the month after the termination of the applicable contract with such Third Party.
(iii)Temporary releases of Product under Section 2.4(b)(ii) shall continue until the later of (A) the third day after the day on which Buyer gives Producer notice that Buyer is again willing to receive such Product at the applicable Origin Point and (B) the first day of the month after the month that is at least 15 days after Buyer gives Producer notice that Buyer is again willing to receive such Product at the applicable Origin Point.
(iv)Temporary releases of Product under Section 2.4(b)(iii) shall continue until execution by Lessor and Producer of an amended Capacity Lease.
(d)Exceptions to Release. In no event shall Producer or its Affiliates be entitled to a permanent release to the extent a Release Condition exists as a direct result of Producer’s or its Affiliate’s breach of, or non-compliance with, this Agreement or the Buy-Sell Agreement.
(e)Evidence of Release. At the request of Producer, the Parties shall execute a release agreement reasonably acceptable to all Parties (which, in the case of a permanent release,

shall be in recordable form) reflecting any release of the Dedicated Production or Dedicated Interests pursuant to this Agreement.
(f)Lessor Step-In Rights. In the event that any Release Condition set forth in Section 2.4(a)(ii) (the “Subject Release Condition”) occurs, then prior to the applicable Dedicated Production and corresponding Dedicated Interests being permanently released from the Dedications and Easement, Producer shall (i) provide Lessor and Buyer with written notice (the “Step-In Right Notice”) that the Subject Release Condition has occurred and (ii) provide Lessor with the option to assume Buyer’s rights and obligations under this Agreement (the “Step-In Right”). If Lessor elects to exercise the Step-In Right, then Lessor shall provide Buyer and Producer with written notice of such election within 15 days after receipt of the Step-In Right Notice. Upon Lessor’s exercise of the Step-In Right, (A) Lessor shall be entitled to all rights and obligations of Buyer under this Agreement, (B) Producer and Buyer shall cooperate with Lessor to amend the Memorandum indicating that the Dedicated Interests are dedicated to Lessor as opposed to Buyer and to record that amendment in all relevant counties, (C) Lessor shall be entitled to a cure period until the first of the month that is at least 15 days after receipt of the Step-In Right Notice to cure the Subject Release Condition, and (D) Lessor and Producer shall negotiate in good faith to execute a novation and amendment to the Capacity Lease (the “Producer Lease”) whereby Producer is entitled to step-in and exercise all of Buyer’s rights and perform its obligations under the Capacity Lease, subject to and in accordance with the following principles: The Producer Lease will be on substantially the same terms as the Capacity Lease, provided (1) it will not include a minimum volume commitment, (2) it will be for a volume based on the average daily production delivered to the Pipeline Assets and attributable to the Dedicated Interests over the immediately preceding 12 months prior to the event that gave rise to the Release Condition and (3) the Dedicated Production will be transported for the fee set forth in the Capacity Lease. Simultaneously with the execution of the Producer Lease, Buyer and Lessor shall execute an amendment to the Capacity Lease providing that (I) Buyer shall remain liable for any then-current Capacity Volume Commitment (as defined in the Capacity Lease); provided that any volumes delivered by Producer under the Producer Lease shall be credited towards Buyer’s Utilized Capacity (as defined in the Capacity Lease) for the duration of such Capacity Volume Commitment (as defined in the Capacity Lease) and (II) Buyer’s Guaranteed Leased Capacity (as defined in the Capacity Lease) shall be reduced by the volume in the Producer Lease. If after such good faith negotiations, Lessor and Producer have not executed the Producer Lease within 18 months after Lessor’s exercise of its Step-In Right, this Agreement shall terminate.
(g)Producer Cure Rights. Lessor shall provide Producer a notice simultaneously to providing such notice to Buyer under the Capacity Lease if Buyer is in material default of the terms of the Capacity Lease (including any failure of Buyer to make timely payments thereunder, unless Buyer disputes such payments in accordance therewith) and Lessor intends to shut in the deliveries from any Origin Point, to suspend deliveries to the Destination Point under the Capacity Lease or to terminate such Capacity Lease due to such material default. Producer may, in Producer’s sole and absolute discretion, elect by written notice to Buyer and Lessor that it shall cure such material default on Buyer’s behalf within 15 days after receipt of Lessor’s notice. If Producer elects to cure such material default (i) it shall be entitled to a cure period until the first of the month that is at least 15 days after the receipt of the notice from Lessor and (ii) during the cure period and to the extent Producer cures such material breach, Lessor shall not shut-in the deliveries from any Origin Point or suspend deliveries to the Destination Point under the Capacity Lease.
Section 2.5Covenants Running with the Land/Real Interests. Each of the Dedications and the Easement is a covenant running with the land, burdening the Dedicated Interests and all portions of the Dedicated Area in which Producer or any of its Affiliates has an interest (excluding any interests owned by the Chevron Group as of the Effective Date). Accordingly, the obligations of Producer under this Agreement with respect to the Dedications and the Easement are binding upon and run with the Dedicated Interests and Producer’s or its Affiliates’ real property interests in the Dedicated Area (excluding any interests owned by the Chevron Group as of the Effective Date), shall burden Producer’s or such Affiliates’ successors in ownership of the Dedicated Interests and their real property interests in the Dedicated Area, shall inure to the benefit of Buyer and its respective successors and assigns hereunder and under the Buy-Sell Agreement and are not executory contracts under Section 365 of Title 11 of the United States Code (11 U.S.C. § 365). If Producer or its Affiliates sell, transfer, convey, assign, grant or otherwise dispose of any or all of its interests in the Dedicated Interests, then the grantee in such transaction, as the new owner of such interests, shall be bound by the Producer’s obligations hereunder with respect to the Dedications and the Easement. Moreover, the Parties acknowledge that Buyer has a real property interest, by way of the Easement, in the portions of the Dedicated Area that are subject to the Easement, and the Parties intend that Buyer have a determinable real property interest during the Term in the Dedicated Interests by way of the Real Property Dedication, including the rights set forth in Section 3.6. Producer represents and warrants that it (a) has the right to grant the Dedications and (b) has the right to grant the Easement, to the extent set forth in Section 2.1(b)(ii).
Section 2.6Recording of Agreement. Contemporaneously with the execution of this Agreement, and from time to time during the Term if requested by either Party if necessary for amendment or correction, the Parties shall each execute for recordation in the public records a memorandum of this Agreement (the “Memorandum”) in the form set forth on Exhibit B (modified as appropriate if in connection with an amendment or correction), identifying the Dedicated Area and the Dedicated Interests. Producer hereby authorizes Buyer to record the Memorandum and any amendment or correction thereof in the real property records of any county or other jurisdiction in which any part of the Dedicated Area is located. The Parties agree that until Buyer provides written notice to the contrary, all payment terms and pricing information, if any, shall remain confidential and shall be excluded or redacted from any filings in the real property records. Producer acknowledges that the right to the Memorandum is an integral part of the consideration for entering into this Agreement, and no additional consideration is necessary at the time of Producer’s execution and delivery of the Memorandum. The failure to file, supplement, or terminate the Memorandum or any other instrument pursuant to this Section 2.6 shall have no effect on the other rights and obligations of the Parties under this Agreement.

Section 2.7Representations and Warranties. Producer warrants to Buyer that, to the knowledge of the Producer Knowledge Parties, as of the Effective Date the following representations and warranties are true and accurate in all material respects:
(a)Other than all dedications or commitments of whatever title or form relating to take-in-kind rights, there are no Conflicting Dedications as of the Effective Date.
(b)Other than the Wells connected to the production facilities described on Exhibit C, all Wells producing Product from the Dedicated Interests are connected to the Wells Ranch CGF as of the Effective Date.
Article 3
Additional Grants of Access Rights
Section 3.1Producer’s Grant of Access. To the extent not addressed by the Easement, Producer hereby grants on a non-exclusive basis to (and shall cause its Affiliates to grant to) Buyer, without warranty of title, either express or implied, to the extent that Producer or any of its Affiliates may lawfully and is contractually permitted to do so without the incurrence of any expenses (other than de minimis expenses) (unless the other Party agrees to reimburse Producer or its Affiliates for such expense), all additional rights of ingress and egress (in addition to the Easement) to and from, and the right to access, all lands subject to Dedicated Interests for the purpose of designing, constructing, using, maintaining, servicing, inspecting, repairing, and operating all or any portion of their respective Ancillary Pipeline Equipment and any other equipment necessary for the performance by Buyer of this Agreement and the Buy-Sell Agreement.
Section 3.2Producer Does Not Have Obligation to Maintain. Producer and its Affiliates shall not have a duty to maintain in force and effect any underlying agreements (such as any lease, easement, or surface use agreement) that the grant of access by Producer or its Affiliates under Section 3.1 is based upon, and such grant will terminate if Producer or its Affiliate loses its rights to the applicable property, regardless of the reason for such loss of rights. To the extent not addressed in Section 2.1(b)(ii), Section 2.3(a) or Section 2.5, Producer and its Affiliates shall not have a duty to maintain in force and effect the agreements (such as any lease, easement, or surface use agreement) underlying the grant of the Easement.
Section 3.3Buyer’s Grant of Access. Buyer hereby grants on a non-exclusive basis to Producer, without warranty of title, either express or implied, to the extent that Buyer may lawfully and is contractually permitted to do so without the incurrence of any expenses (other than de minimis expenses) (unless the other Party agrees to reimburse Buyer for such expense), the rights of ingress and egress to and from, and the right to access, all lands on which Buyer’s facilities related to the Buy-Sell Agreement and the Capacity Lease are located in order to exercise Producer’s and its respective Affiliates’ rights and obligations hereunder, or under the Buy-Sell Agreement, including the right to install, replace, disconnect, or remove any required facilities on such lands.
Section 3.4Buyer Does Not Have Obligation to Maintain. Buyer shall not have a duty to maintain in force and effect any underlying agreements that the grant of access by Buyer under

Section 3.3 is based upon, and such grant will terminate if Buyer loses its rights to the applicable property, regardless of the reason for such loss of rights.
Section 3.5No Interference. A Party’s exercise of the rights granted to a Party by the other Party pursuant to this Article 3 shall not unreasonably interfere with the granting Party’s operations or with the rights of owners in fee with respect to the applicable lands, and such rights will be exercised in compliance with all Applicable Law and the safety and other reasonable access requirements of the granting Party. Each Party obtaining a right of access pursuant to this Article 3 shall have the status of “licensee,” except when such Party is accessing the applicable real property by way of the Easement, by way of any easement or similar agreement entered into under Section 3.6 or by way of a right-of-way, easement, or other similar real property right granted pursuant to a separate instrument.
Section 3.6Real Property Rights. To the extent a Party or its Affiliates has the contractual right and title to do so (including, with respect to Producer and its Affiliates, any and all rights granted under the Dedicated Interests’ oil, gas and mineral leases, mineral deeds, mineral interest reservations and other granting instruments with respect to easements, rights-of-way and other similar rights for purposes of laying, constructing, installing, maintaining, servicing, inspecting, repairing, or operating pipelines, meters and other equipment necessary for the receipt, treating, measurement, storage, gathering or transportation of Dedicated Production therefrom), such Party shall provide in writing to the other Party the right of usage or co-usage on the easements, sub-easements, rights of way, surface use, and other real property rights held by such Party or its Affiliate covering lands for which the other Party require real property rights to perform their obligations hereunder or under the Buy-Sell Agreement, all at no cost to the providing Party and pursuant to such documentation as the Parties agree is necessary or appropriate in their reasonable discretion. Where a Party or its Affiliate does not have the contractual right to do so, such Party or its Affiliate shall provide reasonable assistance to the other Party in obtaining the real property rights with respect to such lands as necessary or desirable to perform its obligations hereunder or under the Buy-Sell Agreement or the Capacity Lease (solely with respect to Producer’s Product, unless otherwise agreed to in writing by Producer).
Article 4
Term
Section 4.1Term. Subject to Section 2.4(f), the term of this Agreement shall begin on the Effective Date and shall remain in effect until the termination of the Buy-Sell Agreement (such period of time, the “Term”). Solely with respect to Lessor, this Agreement shall terminate simultaneously with the termination of the Capacity Lease, upon which, if the Capacity Lease terminates before the end of the Term, (a) Buyer shall give written notice to Producer of such termination within 30 days thereof and (b) references to Lessor, the Capacity Lease and Section 2.4(f) and Section 2.4(g) herein shall be deemed stricken and of no further force nor effect.
Section 4.2Effect of Termination or Expiration of the Term. Upon the expiration of the Term or earlier termination of this Agreement, this Agreement shall forthwith become void, and the Parties shall have no further liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve either Party from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the date of such termination,

(b) the provisions of this Section 4.2, Article 1, Article 5 and Article 7 shall survive such termination and remain in full force and effect indefinitely, and (c) any covenants of the Parties that are required by their terms to be performed after such termination shall survive until fully performed.
Article 5
Additional Remedies
Section 5.1Indemnification for Access; Specific Performance.
(a)Buyer’s Access Rights. BUYER SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS PRODUCER GROUP FROM AND AGAINST ALL LOSSES ARISING OUT OF OR IN CONNECTION WITH (i) BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON OR (ii) LOSS OF OR DAMAGE TO TANGIBLE PROPERTY OF ANY PERSON (INCLUDING THE PARTIES), BUT ONLY IN EACH INSTANCE TO THE EXTENT WITH RESPECT TO PRODUCER GROUP, DIRECTLY ARISING OUT OF, CAUSED BY OR RELATED TO BUYER’S EXERCISE OF ITS PHYSICAL ACCESS RIGHTS (A) RELATED TO THE EASEMENT AND, TO THE EXTENT APPLICABLE, LESSOR’S SUBEASEMENT, IN EACH CASE PURSUANT TO SECTION 2.1(b)(ii) OR (B) UNDER SECTION 3.1. BUYER IS NOT OBLIGATED TO RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS PRODUCER GROUP FOR THE PROPORTIONATE PART OF ANY LOSSES RESULTING FROM, OR ATTRIBUTABLE TO, THE NEGLIGENCE OR WILLFUL MISCONDUCT OF PRODUCER GROUP.
(b)Producer’s Access Rights. PRODUCER SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER GROUP FROM AND AGAINST ALL LOSSES ARISING OUT OF OR IN CONNECTION WITH (I) BODILY INJURY, ILLNESS OR DEATH OF ANY PERSON OR (II) LOSS OF OR DAMAGE TO TANGIBLE PROPERTY OF ANY PERSON (INCLUDING THE PARTIES), BUT ONLY IN EACH INSTANCE TO THE EXTENT WITH RESPECT TO BUYER GROUP, DIRECTLY ARISING OUT OF, CAUSED BY OR RELATED TO PRODUCER’S EXERCISE OF ITS PHYSICAL ACCESS RIGHTS UNDER SECTION 3.3. PRODUCER IS NOT OBLIGATED TO RELEASE, DEFEND, INDEMNIFY, AND HOLD HARMLESS BUYER GROUP FOR THE PROPORTIONATE PART OF ANY LOSSES RESULTING FROM, OR ATTRIBUTABLE TO, THE NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER GROUP.
Section 5.2Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party may be difficult, if not impossible, to ascertain. Therefore, each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment or injunction without the requirement to post any bonds and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of the rights set forth in this Section 5.2 will not preclude any

Party from pursuing any other rights and remedies hereunder or otherwise at law or in equity that such Party may have.
Section 5.3Direct Damages. IN NO EVENT WILL ANY PARTY BE LIABLE TO THE OTHER PARTIES UNDER THIS AGREEMENT, WHETHER IN WARRANTY, CONTRACT, OR TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS, LOSS OF BUSINESS OPPORTUNITY AND OTHER SIMILAR DAMAGES, ARISING FROM OR RELATING TO THIS AGREEMENT WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. EXCEPT WITH RESPECT TO LESSOR AND ITS AFFILIATES, THIS LIMITATION, HOWEVER, WILL NOT APPLY TO CLAIMS PAID TO ANY THIRD PARTY FOR WHICH A PARTY HAS A RIGHT HEREUNDER TO RECOVERY FROM THE OTHER PARTY. EACH PARTY SHALL USE REASONABLE EFFORTS TO MITIGATE ANY LOSS, DAMAGE, COST OR EXPENSE THAT ARISES IN CONNECTION WITH A BREACH OF THIS AGREEMENT BY, OR THE NEGLIGENT ACTS OR OMISSIONS UNDER THIS AGREEMENT OF, THE OTHER PARTY.
Section 5.4Interpretation. THE INDEMNIFICATION, RELEASE, DEFENSE AND HOLD HARMLESS PROVISIONS CONTAINED IN THIS ARTICLE 5 HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, AND ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT. THE PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE.
Article 6
Assignment
Section 6.1Assignment of Rights and Obligations Under this Agreement.
(a)Assignment. Except as otherwise set forth in this Section 6.1, no right, interest or obligation of Buyer under this Agreement may be assigned or otherwise transferred by such Party without the prior written consent of the non-assigning Party, such consent not to be unreasonably withheld, conditioned, or delayed; provided that, except for in the case of assignments permitted under Section 6.1(b), if Buyer is the assigning Party, this Agreement must be assigned contemporaneously with the assignment of the Buy-Sell Agreement. Producer’s obligations with respect to the Dedications and the Easement that run with the land bind Producer’s successor in ownership in the real property subject thereto and cannot be separately assigned hereunder. With respect to Producer’s rights and other obligations under this Agreement, except as otherwise set forth in this Article 6, no right, interest or obligation of Producer under this Agreement may be assigned or otherwise transferred by Producer without prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, provided that, except in the case of assignments permitted under Section 6.1(b) and Section 6.1(c), any such assignment by Producer must be accompanied by a contemporaneous assignment of the Buy-Sell Agreement.

(b)Assignments to Affiliates. Notwithstanding anything else to the contrary herein, either Party may assign its assignable rights and obligations under this Agreement to an Affiliate of that Party without the consent of the other Party so long as the assigning Party remains liable for all obligations under this Agreement (unless otherwise consented to by the other Party, not to be unreasonably withheld, conditioned or delayed).
(c)Transfer by Producer of Dedicated Interests. If Producer or any of its Affiliates assigns or conveys all or any portion of its interest in any of the Dedicated Interests, (i) Producer or its Affiliate must, prior to the transfer, provide a complete copy of this Agreement, the Buy-Sell Agreement and the Memorandum to the transferee, (ii) the instrument of assignment or conveyance shall provide that this Agreement and the Buy-Sell Agreement are permitted encumbrances on the interest conveyed and that the transfer is subject to the terms hereof and thereof (such writing the “Acknowledgment and Assumption”), a copy of which shall be provided to Buyer prior to the transfer and (iii) the instrument of assignment or conveyance shall be recorded in all counties in which any of the land subject to the Dedicated Interests that have been assigned or conveyed is located. If such assignment or conveyance is made to an Affiliate of Producer, Producer shall not be released from any of its obligations under this Agreement or the Buy-Sell Agreement. If Producer or its Affiliates assigns or conveys the transferred Dedicated Interests to a Third Party (a “Third Party Transfer”), (A) the Producer and its Affiliates shall be released from its obligations under this Agreement and the Buy-Sell Agreement with respect to the Dedicated Interests so assigned or conveyed and (B) at least 30 days prior to the closing date of the Third Party Transfer (or, if the period between signing and closing is less than 30 days, as early as possible and in no event less than two business days prior to the closing of the Third Party Transfer), Producer shall deliver a copy of the instrument of transfer to Buyer and shall cause (or shall cause its Affiliate to cause) the proposed grantee to deliver to Buyer an updated nomination, a copy of the writing pursuant to which the Third Party Transfer is occurring, and documentation of any dedication of Interests or production within the Dedicated Area affecting the grantee, including any Conflicting Dedications; provided if such dedications would conflict with or result in a reduction in the Dedicated Production from the Dedicated Interests (after such Third Party Transfer) in excess of 10% of the aggregate volumes of Dedicated Production that Producer was ready and willing to sell under the Buy-Sell Agreement in the immediately preceding 12 months, then notwithstanding anything to the contrary in this Section 6.1(c), such Third Party Transfer shall be subject to the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed (unless otherwise agreed by the Parties).
(d)Notice; Binding Effect. At least 30 days prior to the effective date of a transfer of Dedicated Interests by Producer or an Affiliate of Producer, Producer shall give Buyer notice of the proposed transfer. Each Party shall also give the other Party written notice of any assignment of this Agreement pursuant to Section 6.1(b) within 30 days after the date of execution of such permitted assignment. Any attempted assignment of this Agreement in violation of this Article 6 shall be null and void, and any transfer of Dedicated Interests with respect to which consent is required under Section 6.1(c) shall be a material breach hereunder if the required consent is not obtained.

(e)Other Permitted Assignments. Notwithstanding anything else to the contrary herein, each Party shall have the right without the prior consent of the other Party to (i) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement, and (ii) make a transfer pursuant to any security interest arrangement described in clause (i) of this Section 6.1(e), including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person. Each member or owner of Producer or Buyer, as applicable, shall have the right to assign (collaterally or absolutely) and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Buyer, as applicable, without the consent of any other Party.
Section 6.2Certain Permitted Acreage Swaps.
(a)Notwithstanding anything in Article 2 to the contrary, NEI and its Affiliates, but not any subsequent Producer hereunder (a “Producer Successor”), may transfer a portion of the Dedicated Interests free of the terms, conditions and obligations of this Agreement in a transfer (the “Permitted Swap”), where such transfer is an exchange of Net Acres of Dedicated Interests (the “Outbound Acreage”) for equivalent Net Acres (the “Inbound Acreage”), as reasonably determined by NEI in good faith, of properties of a Third Party located adjacent or contiguous to the Dedicated Area and the Inbound Acreage shall become subject to dedication hereunder. Notwithstanding anything else to the contrary herein, such Permitted Swap is not subject to the consent of Buyer if and only if the Outbound Acreage minus the Inbound Acreage (“Delta Acreage”) in the Permitted Swap, plus all Delta Acreage in all prior Permitted Swaps, is less than 8,752.10 acres.
(b)Notwithstanding anything in Article 2 to the contrary, NEI and its Affiliates, but not any Producer Successor, may transfer Dedicated Interests free of the terms, conditions and obligations of this Agreement in a transfer (a “Proposed Transaction”), other than a Permitted Swap, where such transfer is an exchange of Outbound Acreage for Inbound Acreage, as determined by NEI in good faith taking into account (i) the number of Net Acres in the Outbound Acreage compared to the Inbound Acreage, (ii) the location and proximity of the Inbound Acreage to the existing Producer Wells, including anticipated costs and expenses to install, build, construct or otherwise place into service infrastructure for the Outbound Acreage compared to the Inbound Acreage, (iii) the production reserves, development plan and timing to bring such production online of the Outbound Acreage compared to the Inbound Acreage, (iv) the value of the Outbound Acreage as compared to the Inbound Acreage (disregarding any benefit that is expected to accrue to NEI and its Affiliates, but including any value that Buyer could reasonably be expected to gain through the Proposed Transaction), and (v) such other operational and financial considerations as would be taken in similar transactions in accordance with generally accepted industry practice (including by way of accelerating volumes to be gathered by Buyer and whether NEI or its Affiliates is trading non-operated acreage for operated acreage). NEI and its Affiliates may pursue a Proposed Transaction in accordance with the following:
(i)NEI shall give Buyer at least 60 days’ prior written notice of the Proposed Transaction, which notice shall be by email from a commercial representative of NEI holding an office of vice president or more senior and shall include (A) descriptions of the Inbound Acreage

(including section, township and range (or similar information), an estimate of the number of gross acres in a lease multiplied by the lessor’s mineral interest (“Lease Acres”), Net Acres, Lease Acres multiplied by the applicable net revenue interest (“Net Revenue Acres”), and the portion of such Lease Acres that NEI anticipates it or its Affiliates would operate, if it acquires such acreage); (B) descriptions of the Outbound Acreage (including section, township and range (or similar information), an estimate of the number of Lease Acres, Net Acres, Net Revenue Acres, and the portion of such Lease Acres that NEI anticipates it or its Affiliates would have operated, had it not assigned such acreage) and reasonably detailed supporting documentation of NEI’s analysis pursuant to Section 6.2(b) clauses (i) through (v); (C) name of the entity or entities that are counterparties to the Proposed Transaction, if not confidential; (D) a detailed description of the services that would be provided on the Outbound Acreage as compared to the Inbound Acreage; and (E) any other information as Producer determines to be germane; and
(ii)Buyer shall have 15 business days to provide written notice to NEI if it reasonably and in good faith disputes that the Outbound Acreage and Inbound Acreage are equivalent, together with reasonably detailed supporting documentation, in which case, unless otherwise agreed by the Parties, NEI shall not be entitled to close the Proposed Transaction unless and until such dispute is resolved.
(c)Upon NEI or its Affiliate (as applicable) providing reasonable documentation to show that it has satisfied, or will satisfy upon the closing of the Proposed Transaction, the applicable requirements of Section 6.2(b), then, subject to such satisfaction, NEI or its Affiliate, as applicable, shall be entitled to a permanent release from the Dedications of the Dedicated Interests in the Outbound Acreage and the Dedicated Production attributable thereto, and the Inbound Acreage shall become subject to this Agreement and be deemed Dedicated Area, and NEI or such Affiliates’ Interests therein will be deemed Dedicated Interests hereunder, in each case effective as of the closing of the Proposed Transaction. If the Proposed Transaction does not occur within 120 days of the satisfaction of the requirements of this Section 6.2, NEI or its Affiliate will not consummate the Proposed Transaction without again complying with this Section 6.2.
Section 6.3Amendment to Memorandum. Upon request of Producer, the Parties will execute a modification to the Memorandum that reflects any changes to the Dedicated Area and Dedicated Interests resulting from any transactions permitted by this Article 6 and the modification will be recorded in the real property records of all relevant counties or other jurisdictions.
Section 6.4Releases Not Assignments. Any release of any of the Dedicated Production from the Dedications pursuant to Section 2.4 shall not constitute an assignment or transfer of underlying Dedicated Interests for the purposes of this Article 6.
Article 7
Other Provisions
Section 7.1Relationship of the Parties. The execution and delivery of this Agreement shall create a binding agreement among the Parties. This Agreement shall not be construed as creating a joint venture or partnership relationship among, or imposing fiduciary obligations by, the

Parties. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.
Section 7.2Notices. Any notice, request, Claim, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally to the address set forth below (to the attention of the person identified below) or sent by email, recognized courier or registered or certified mail, postage prepaid, or to such other address or email as a Party may from time to time designate to the other Parties in writing in accordance with this Section 7.2. All notices and other communications given to any Party in accordance with this Section 7.2 shall be deemed to have been given on the date of receipt.
If to Producer:
Noble Energy, Inc.
1001 Noble Energy Way
Houston, TX 77070
Attention:  Joe Lacambra
Email:  joseph.lacambra@nblenergy.com
With a copy, which shall not constitute notice, to:
Email:  noblecrude@nblenergy.com
If to Buyer:
Colorado River LLC
c/o/ Noble Midstream Services, LLC
1001 Noble Energy Way
Houston, TX 77070
Attention: Nic Andrews
Email: Nic.Andrews@nblmidstream.com
With a copy, which shall not constitute notice, to:
Email: NBLXContracts@nblenergy.com
If to Lessor:
Wattenberg Holding, LLC
1300 Main Street
Houston, Texas 77002
Attn: EVP – Crude Business Development
Email: james.malott@energytransfer.com
With a copy, which shall not constitute notice, to
Energy Transfer Operating, L.P.
1300 Main Street
Houston, Texas 77002
Attention: General Counsel
Email: jim.wright@energytransfer.com

Section 7.3Entire Agreement; Amendment; Conflicts.
(a)This Agreement and the Buy-Sell Agreement, including the Exhibits hereto and thereto, form a single integrated agreement and express the entire agreement of the Parties with respect to its subject matter, and amends, restates, replaces and supersedes all prior agreements and understandings, whether oral or written, between or among any of the Parties with respect to the subject matter hereof and thereof. This Agreement may be modified or amended only by a writing executed by the Parties.
(b)To the extent there is a conflict between this Agreement and the Buy-Sell Agreement, except as set forth in Section 2.4(f) with respect to Section 2.4(a)(ii), the Buy-Sell Agreement shall control.
Section 7.4Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing on the part of any Party, or its officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of each of the Parties under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
Section 7.5Governing Law; Venue; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT, IF APPLIED, MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. ANY DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT MAY BE BROUGHT BEFORE THE FEDERAL OR STATE COURTS OF COMPETENT JURISDICTION IN HARRIS COUNTY, TEXAS, AND EACH PARTY WAIVES ALL RIGHTS TO CHALLENGE VENUE AND THE CONVENIENCE OF THE FORUM FOR ANY SUIT BROUGHT IN SUCH COUNTY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR PERTAINING TO THIS AGREEMENT.
Section 7.6No Other Third Party Beneficiaries. The Parties do not confer any rights or remedies upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns and members of a Party’s Group entitled to be indemnified solely to the extent expressly set forth in this Agreement; provided, in any dispute between a member of a Party’s Group and a Party, such Person shall be subject to all the limitations and procedures of this Agreement as if it were a party hereunder (including the limitations and procedures set forth in Article 5).

Section 7.7Severability. If any of the provisions in this Agreement or the application of any such provision is held to be invalid, illegal or unenforceable in any respect by a Governmental Authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties intend in lieu of any such invalid, illegal or unenforceable provision, that there shall be added, as part of this Agreement, a provision as similar in terms to such invalid, illegal or unenforceable provision that is mutually agreeable to the Parties, that maintains the commercial position of the Parties as negotiated herein, and that may be valid, legal and enforceable.
Section 7.8Effectiveness of this Agreement; Counterparts. This Agreement will not become effective or enforceable by or against any Party unless and until executed and delivered by all Parties. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument. Any .pdf or other electronic transmission hereof or signature hereon shall, for all purposes, be deemed originals.
Section 7.9Line Fill. Lessor, Buyer and Producer agree that (a) Producer shall be allowed to maintain the existing line fill, from the capacity lease between Lessor and Producer, on the Pipeline Assets, (b) that as of the Effective Date custody of such line fill shall pass (i) as between Buyer and Lessor, to Lessor pursuant to the Capacity Lease and (ii) as between Buyer and Producer, to Buyer pursuant to the Buy-Sell Agreement, (c) that such existing line fill shall count towards (i) Buyer’s obligation to provide line fill pursuant to the Capacity Lease and (ii) Producer’s obligation to provide line fill pursuant the Buy-Sell Agreement and (d) Producer shall retain title to such line fill. Lessor shall provide notice to Buyer and Producer of the quantity of such line fill on the Effective Date.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed to be effective as of the Effective Date.
PRODUCER:
Noble Energy, Inc.
By:    /s/ Hodge Walker
Name:    Hodge Walker
Title:    Senior VP

BUYER:
Colorado River LLC
By: Noble Midstream Services, LLC, its sole member
By:    /s/ Robin Fielder
Name:    Robin Fielder
Title:    President

Solely for purposes of Section 2.4(a)(iii), Section 2.4(f), Section 2.4(g), Section 4.1 and Article 7 (other than Section 7.6)
LESSOR:
Wattenberg Holding, LLC
By:    /s/Adam Arthur
Name:    Adam Arthur
Title:    SVP – Business Development, Authorized Agent of Wattenberg Holding, LLC
[Signature Page to Dedication Agreement]